Exhibit No. 23.3 Consent of KPMG LLP

The Board of Directors
APACHE Medical Systems, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-23731, 333-23749, 333-36423, and 333-36425) on Form S-8 of APACHE Medical
Systems, Inc. of our report dated February 7, 1997, relating to the consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows of APACHE Medical Systems, Inc. and subsidiary, and the related schedule for the year ended December 31, 1996, before the restatement described in Note 2 to the consolidated financial statements, which report appears in the December 31, 1998, annual report on Form 10-K of APACHE Medical Systems, Inc.


                                   KPMG LLP

March 30, 1999
McLean, VA